UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 13, 2006              (February 7, 2006)

Date of report       (Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Cash Bonus Plan for 2006

On February 7, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) adopted performance goals to be used to determine cash bonuses for 2006 under the Hexcel Corporation Management Incentive Compensation Plan (“MICP”) for all MICP participants.  The financial performance goals are based on the attainment of certain levels of consolidated EBITDA and, in the case of our business unit presidents, business unit EBITDA.

Each of our five most highly compensated executive officers (“Named Executive Officers” or “NEOs”) who participate in the MICP have a target cash bonus opportunity equal to a percentage of base salary: 100% for our Chairman, Chief Executive Officer and President; 55% for each of our Executive Vice President and Chief Financial Officer and our Senior Vice President, General Counsel and Secretary; 60% for the President of our Composites global business unit and 50% for the President of our Reinforcements global business unit.  Actual awards can range from zero to 200% of the target opportunity depending on the Compensation Committee’s assessment of the degree to which performance goals are achieved. The aggregate cash bonus award (1) for our Chief Executive Officer is based on attainment of consolidated EBITDA (80%) and individual performance objectives (20%), (2) for our Chief Financial Officer and our General Counsel, is based on attainment of consolidated EBITDA (70%) and individual performance objectives (30%), and (3) for the Presidents of our Composites and Reinforcements global business units, is based on attainment of consolidated EBITDA (50%), business unit EBITDA (20%), and individual performance objectives (30%).

Cash Awards to NEOs with respect to 2005

On February 7, 2006, the Compensation Committee approved the following cash awards for each of our NEOs in accordance with the MICP for 2005:

David E. Berges, Chairman, Chief Executive Officer and President	$675,000

Stephen C. Forsyth, Executive Vice President and Chief Financial Officer	$163,812

Ira J. Krakower, Senior Vice President, General Counsel and Secretary	$126,224

William Hunt, President of Composites Global Business Unit	$164,752

Joseph S. Shaulson, President of Reinforcements Global Business Unit	$102,965

Annual Long-Term Equity Incentive Grants

On February 7, 2006 Hexcel made its annual long term incentive equity grants to all executives and a group of key employees.  Each NEO received stock options, restricted stock units (RSUs) and performance based awards (PBAs) pursuant to agreements with Hexcel.

The  option agreement provides for a grant of options at the closing price of a share of common stock on the date of grant, and for the options to vest one-third on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain circumstances.  The term of the option is ten years, subject to earlier termination under certain circumstances.

The RSU agreement provides for a grant of RSUs which vest and convert into shares of common stock on a one-to-one basis at a rate of one-third of the RSUs on each of the first, second and third anniversaries of the date of grant, subject to acceleration or forfeiture under certain circumstances.

The PBA agreement provides for an opportunity to earn and receive shares of Hexcel common stock.  The actual number of shares of common stock awarded can vary from zero to 150% of the target amount depending on the Compensation Committee’s assessment of the degree to which the applicable performance goal is achieved.  The performance goal for the 2006 grant is cumulative consolidated EBITDA for the 2006-2007 fiscal years, which we refer to as the performance period.  The shares are distributed to the employee in January 2009, after a one year service period following the performance period.  Generally, if the employee voluntarily terminates his employment with Hexcel at any time during the performance period or the service period, he forfeits his entire PBA.  The PBA can vest or terminate at different times under certain circumstances.

A copy of the form of RSU agreement and form of PBA agreement are filed as exhibits 99.1 and 99.2.  A copy of the form of option agreement was filed as exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on January 12, 2005.  The summaries above are qualified in their entirety by such forms of agreement.

Perquisites Allowance for Chief Executive Officer

On February 7, 2006, the Compensation Committee eliminated the perquisites allowance for David E. Berges, our Chairman, Chief Executive Officer and President. Previously, such amount was available to Mr. Berges for expenses related to a variety of items such as automobile expenses, financial planning and club dues.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)    Exhibits

99.1       Form of restricted stock unit agreement.

99.2       Form of performance based award agreement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

February 13, 2006
/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President

Exhibit Index

Exhibit No.	Description

99.1	Form of restricted stock unit agreement

99.2	Form of performance based award agreement